PAGES WHERE CONFIDENTIAL TREATMENT HAS BEEN REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, ARE MARKED "CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION" AND THE CONFIDENTIAL SECTION HAS BEEN MARKED WITH A STAR (*)










                              CHIP SUPPLY AGREEMENT
                               (S.I.W.P. DIVISION)







                         CROWN FOREST INDUSTRIES LIMITED



                                       and



                        RIVERSIDE FOREST PRODUCTS LIMITED

                         CROWN FOREST INDUSTRIES LIMITED

                        RIVERSIDE FOREST PRODUCTS LIMITED

                              CHIP SUPPLY AGREEMENT

                          T A B L E O F C O N T E N T S


                                                                         Page


                                     PART 1
                                  CONSTRUCTION



Definitions .................................................. .........   2
Interpretation .........................................................   2
Severability ...........................................................  11



                                     PART 2
                              CHIP SALES COMMITMENT



Chip Commitment.........................................................  11
Option to Purchase......................................................  11
Disposition of Excess...................................................  12
Cedar Chips.............................................................  12
Disposition of Excess Cedar Chips.......................................  12
Deemed Delivery ........................................................  12
Structural Change.......................................................  13
Conditions..............................................................  13
Dispute Over Conditions ................................................  13
Alternate Market .......................................................  14
Available Chips Reduction ..............................................  14
First Right of Refusal .................................................  15
Review..................................................................  15





                                     PART 3
                  CHIP MEASUREMENT. TESTING AND SPECIFICATIONS

Optimization of Chip Quality ...........................................  16
Measurement of Volume ..................................................  16
Measurement of Chip Volume .............................................  16
Application ............................................................  16
Classification Tests ...................................................  16
Variation of Chip Specifications .......................................  17
Inspection of Testing ..................................................  17
Error Correction .......................................................  17
Rejection of Individual Loads ..........................................  17
Costs of Disposal ......................................................  18
No Waiver ..............................................................  18
Prompt Inspection ......................................................  18
Third Party Deliveries .................................................  18



                                     PART 4
                           PRICE AND PAYMENT FOR CHIPS

Chip Price..............................................................  18
Chip Price Discount ....................................................  19
Payment ................................................................  19
Production Costs .......................................................  19



                                     PART 5
                                DELIVERY OF CHIPS

Loading Facilities .....................................................  19
Current Manufacture ....................................................  19
Rate of Delivery........................................................  19
Transportation .........................................................  20
Riverside Responsibilities .............................................  20
Species Segregation ....................................................  21
Crown Mills ............................................................  21



                                     PART 6
                                 TITLE AND RISK

Title ..................................................................  21
Risk of Loss ...........................................................  22



                                     PART 7
                    PRODUCTION NOTICES AND ADJUSTMENT FACTORS

Anticipated Volume .....................................................  22
Notice of Further Volume ...............................................  22
Review Dates ...........................................................  23
T.S.A. A.A.C. ..........................................................  24
Okanagan Timber Supply Area ............................................  24



                                     PART 8
                               VOLUME COMMITMENTS

Minimum Annual Volume ..................................................  25
Annual Volume Shortfall ................................................  25
Shortfall Notice .......................................................  26
Immediate Remedy  ......................................................  26
Failure To Deliver Notice ..............................................  27
Make-Up Notice .........................................................  27
No Shortfall ...........................................................  28
Minimum Five-Year Volume ...............................................  28
Volume Limitations .....................................................  28
Five-Year Shortfall ....................................................  28
Final Five-Year Adjustment .............................................  29
Deficiency Eliminated ..................................................  29



                                     PART 9
                                NET SALES OF LOGS

Net Sales of Logs ......................................................  30
Year End Deficiency ....................................................  31
Deemed Disposition .....................................................  31
Deemed Acquisition .....................................................  31
No Purchased Chips .....................................................  31



                                     PART 10
                                    COVENANTS

Covenants of Crown .....................................................  32
Covenants of Riverside .................................................  32



                                     PART 11
                                   CERTIFICATE


Certificate of Officer .................................................  33



                                     PART 12
                          FORCE MAJEURE AND CURTAILMENT
Affecting Crown.........................................................  34
Market Conditions ......................................................  34
Proportionate Curtailment ..............................................  34
No Cumulative Obligation ...............................................  35
Alternative Disposition ................................................  35
Credit to Volume Commitments (Crown Curtailment) .......................  36
Affecting Riverside ....................................................  36
Credit To Volume Commitments (Riverside Curtailment) ...................  36
Advance Warning ........................................................  37
Reasonable Estimate ....................................................  37
Crown Estimate Notice  .................................................  37
Riverside Estimate Notice ..............................................  37



                                     PART 13
                                 CONTRACT PERIOD

Term ...................................................................  38
Termination upon Default ...............................................  38
Termination by Crown ...................................................  38
Termination by Riverside ...............................................  38



                                     PART 14
                                     DEFAULT

Event of Default .......................................................  38







                                     PART 15
                            DISPOSITIONS BY RIVERSIDE

Dispositions by Riverside ..............................................  39
Material Part ..........................................................  40
Lender Status ..........................................................  40
Breach..................................................................  41
Release of Riverside....................................................  41



                                     PART 16
                               GENERAL PROVISIONS

Consequential Damages ..................................................  41
Maintenance of Records .................................................  42
Entire Agreement........................................................  42
No Other Representations................................................  42
Waiver and Consent  ....................................................  42
Amendments..............................................................  43
Governing Law...........................................................  43
Arbitration ............................................................  43
Timely Decision ........................................................  43
Period of Exclusivity ..................................................  43
Binding Effect .........................................................  44
Time of Essence ........................................................  44
Further Assurances .....................................................  44
Notice .................................................................  44
Deemed Receipt..........................................................  45
Assignment by Crown.....................................................  45
Confidentiality  .......................................................  46
Agency  ................................................................  46


                              CHIP SUPPLY AGREEMENT

THIS AGREEMENT dated November 19, 1992,



BETWEEN:

                  CROWN FOREST INDUSTRIES LIMITED, a corporation subsisting under the laws of British Columbia

                  ("Crown")

AND:

                  RIVERSIDE FOREST PRODUCTS LIMITED, a corporation subsisting under the laws of British Columbia

                  ("Riverside")

WHEREAS:

(A) Riverside has acquired from Crown certain assets including the Crown Mills and the Crown Timber Tenures;

(B) Before the acquisition by Riverside of the Crown Mills and the Crown Timber Tenures, all Chips produced at the Crown Mills and all Chips otherwise produced, directly-nor indirectly, from the Crown Timber Tenures were used by Crown;

(C) Crown wishes to have the right to acquire, on and subject to, the terms and conditions contained in this Agreement, certain volumes of Chips produced by Riverside from time to time; and

(D) Riverside has agreed to enter into this Agreement in partial consideration of the acquisition of the Crown Mills and the Crown Timber Tenures and in order to assure for itself a continuing market for the Chips that are the subject of this Agreement;

THEREFORE THIS AGREEMENT WITNESSES that the Parties agree as follows:

                                     PART 1
                                  CONSTRUCTION



Definitions

1.1 In this Agreement, except as otherwise expressly provided or as the context otherwise requires:

         Adjusted S.I.W.P. A.A.C., for a Contract Year, means the result obtained when

                  (a) 927,000 m(3),

         is multiplied by

                  (b) the T.S.A. A.A.C. Adjustment Factor for such Contract
                  Year;

         Adjustment Factors means the adjustment factors described in Section 5 of Schedule D;

         Affiliate has the meaning set out in the Company Act (British Columbia) as at the date of this Agreement;

         Available Chips, for a Contract Year, means all Riverside Chips produced or acquired during such Contract Year except that volume equal to the lesser of

                  (a) the product of the Excluded Chip Percentage, for such Contract Year, multiplied by the total volume of such Riverside Chips except that if the Excluded Chip Percentage changes at anytime during the Contract Year in the manner contemplated in Schedule E, the Excluded Chip Percentage for each portion of a Contract Year will be multiplied by the total volume of Riverside Chips produced or acquired during that portion of the Contract Year in which that Excluded Chip Percentage was applicable, and

                  (b) the Total Excluded Volume Cap for such Contract Year;

         B.D.U. means bone dry unit which, in reference to Chips, means a quantity of Chips that when oven-dried would weigh 2,400 pounds as determined using standard test sampling, drying and weighing procedures adhered to in the North American pulp industry;

         Business Day means a day that is not a Saturday or Sunday and is not a statutory holiday in British Columbia;

         Chip Delivery Cut-off Time for a month means 8:00 a.m. on the Sunday immediately preceding the second-to-last Tuesday of such month;

         Chip Price, for a Fiscal Quarter, means a price equal to the price actually paid per B.D.U. during that Fiscal Quarter by domestic pulp mills located in the Designated Area under arm's-length, Long-term Contracts for volumes, specifications, quality and species of Chips similar to those being sold under this Agreement during the terms of such Long-term Contracts (net of all allowances, adjustments, bonuses, charges, credits, incentives, inducements and penalties not provided by purchasers to substantially all suppliers of Chips), calculated on a weighted average, net to seller (including the deduction of any portion of such price attributable to the transportation of such Chips to the purchaser's mill) basis, until such price is no longer ascertainable or ceases to exist with respect to a substantial volume of Chips, whereupon the Chip Price will be established pursuant to Schedule G;

         Chip Price Discount, for a month, means the product obtained when

                  (a) $1

         is multiplied by

                  (b) the result obtained when

                           (i) the principal balance outstanding under the Note on the last Business Day of the immediately preceding month is divided by

                           (ii) $7,000,000;

         Chip Recovery Rate, from the date of this Agreement until the first Review Date, means .145, and at any time thereafter will be as determined pursuant to Section 7.3;

         Chip specifications means the specifications for Chips set out in Schedule C as varied from time to time pursuant to Section 3.6;

         Chips means coniferous wood chips produced as a by-product of wood manufacturing and does not include pulpwood chips produced from whole-log chipping;

         Contract Year means a calendar year beginning on January 1 and ending on December 31;

         Crown means Crown Forest Industries Limited;

         Crown Mills means the facilities described in Part 2 of Schedule B;

         Crown Timber Tenures means the timber tenures and other timber harvest rights described in Part 2 of Schedule A;

         Designated Area means the area of British Columbia bounded

                  (a) on the east by the Alberta border,

                  (b) on the south by the U.S. border,

                  (c) on the west by the Cascade Mountains, and

                  (d) on the north by a line running parallel with the U.S. border that crosses a point one kilometre north of Quesnel, British Columbia;

         Encumbrance means a security interest, mortgage, pledge, hypothecation, lien, easement, right-of-way, encroachment, covenant, condition, right of re-entry, lease, licence, assignment, option, claim or other title defect, encumbrance or charge whatsoever, whether or not registered or registrable, other than a Permitted Encumbrance;

         Event of Default has the meaning assigned in Section 14.1;

         Excluded Chip Percentage, at the date of this Agreement, means 28.95 percent, and will be recalculated from time to time pursuant to Schedule E;

         Existing Business means the operations conducted by Riverside from time to time in connection with the Riverside Facilities or the Timber Tenures, or both;

         Fibreco means Fibreco Export Inc.;

         First Rights Agreement means an agreement made on the date of this Agreement between Riverside and Crown concerning the disposition by Riverside of sawdust, pulpwood, pulpwood chips and Riverside Chips other than Available Chips;

         Fiscal Quarter means any of the three-month periods January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31;

         Five-Year Period means the period beginning on January 1, 1993 and ending on December 31, 1997 and each succeeding five-year period thereafter beginning on the date after, and ending on the fifth anniversary of, the date on which the immediately preceding Five-Year Period ends;

         Long-term Contracts means, in relation to the determination of the Chip Price, contracts that have a term of not less than three consecutive years and contracts having a term of not less than one year which are renewable and which have been in force, in substantially the same form, for not less than three consecutive years;

         m(3) means a cubic metre of logs, British Columbia metric scale as determined under the Forest Act (British Columbia) and, with respect to Chips, also means the solid wood equivalent;

         Major Breach means a dispute with respect to a breach, or anticipated breach, of this Agreement that would result in a Party suffering harm for which such Party could not adequately be compensated by a monetary award;

         Maximum Annual Crown Commitment, for a Contract Year, means the volume, in B.D.U.'s, obtained when

                  (a) 250,000

         is multiplied by

                  (b) the Adjustment Factors for that Contract Year;

         Minimum Annual Volume, for a Contract Year, means the result obtained when

                  (a) one-half of the Adjusted S.I.W.P. A.A.C. for that Contract Year,

         is multiplied by

                  (b) the Chip recovery rate of the Crown Mills for that Contract Year, calculated in a manner consistent with the calculation of the Chip Recovery Rate, until such time as a material change in the operations of the Crown Mills occurs, that materially affects such Chip recovery rate in a manner that would make its continued application inconsistent with the original intentions of' the Parties as represented by this Agreement, and, thereafter, the Chip Recovery Rate for that Contract Year;

         Minimum Five-Year Volume, for a Five-Year Period, means the result obtained when

                  (a) the Adjusted S.I.W.P. A.A.C. for a Contract Year in the Five-Year Period,

         multiplied by

                  (b) the Chip recovery rate of the Crown Mills for that Contract Year, calculated in a manner consistent with the calculation of the Chip Recovery Rate, until such time as a material change in the operations of the Crown Mills occurs that materially affects such Chip recovery rate in a manner that would make its continued application inconsistent with the original intentions of the Parties as represented by this Agreement, and, thereafter, the Chip Recovery Rate for such Contract Year, is added to the similar product for each of the other Contract Years in such Five-Year Period;

         New Business means an interest in a business that will, upon acquisition by Riverside, become part of the Riverside Facilities or the Timber Tenures, or both;

         Note means the subordinated convertible promissory note issued by Riverside to Crown on the date of this Agreement evidencing a total indebtedness as at such date of $7,000,000;

         Okanagan Timber Supply Area means the area so designated pursuant to the Forest Act (British Columbia) except that if such designation ceases or the area so designated at any time is significantly and materially different from the area so designated at the date of this Agreement, the area will be as determined pursuant to Section 7.5;

         Original Pulp Mills means the Crofton Pulp and Paper Mill presently owned by Fletcher Challenge Canada Limited located at Crofton, British Columbia and the Elk Falls Pulp and Paper Mill presently owned by Crown Forest Industries Limited at Duncan Bay, British Columbia and Original Pulp Mill means either of them;

         Parties means Crown and Riverside and Party means either of them;

         Permitted Encumbrance means

                  (a) a statutory exception to title, or reservation, limitation, proviso or condition expressed in the original grants of any fee simple lands on which any of the Riverside Facilities are situated,

                  (b) a lien for taxes, assessments, rates, duties, charges or levies not at the time due and delinquent or the validity of which Riverside is contesting in good faith,

                  (c) an undetermined or inchoate lien or charge incidental to current construction or current operations that have not yet been filed or registered in accordance with applicable law or of which written notice has not yet been duly given in accordance with applicable law or that relate to obligations not yet due or delinquent,

                  (d) a restrictive covenant, easement, right-of-way and other similar right or agreement registered as at the date of this Agreement against the title of any fee simple lands on which any of the Riverside Facilities are situated,

                  (e) a charge granted by a public utility in respect of its interest, if any, in any of the fee simple lands on which any of the Riverside Facilities are situated,

                  (f) a claim of right, title or jurisdiction which may be made or established to or over any lands, waters or products harvested therefrom by any aboriginal peoples by virtue of their status as aboriginal peoples, and

                  (g) such other liens, charges, licences, encumbrances or other interests that are not filed or registered against the fee simple lands on which any of the Riverside Facilities are situated, but which do not materially adversely interfere with the use of the Riverside Facilities;

         Person means an individual, corporation, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative, or government official or ministry;

         Processed Log Volume, from the date of its Agreement until the first Review Date, means 1,796,000 m(3), and at any time thereafter will be as determined pursuant to Section 7.3;

         Pulp Mills means

                  (a) the Original Pulp Mills, and

                  (b) any other pulp and paper mills designated from time to time by Crown by notice to Riverside,

         that are owned by any or all of

                  (c) Crown,

                  (d) an Affiliate of Crown, and

                  (e) a purchaser of any material interest in any of the foregoing pulp and paper mills that is an assignee of an interest in this Agreement and Pulp Mill means any of them;

         Riverside Chips means

                  (a) all Chips produced by Riverside from the Riverside Facilities, and

                  (b) all Chips which Riverside otherwise acquires or produces in connection with, or for the benefit of, the Existing Business, as a result of the custom cutting of its logs at a facility other than a Riverside Facility;

         Riverside Facilities means the sawmilling, veneer, plywood, planer, chipping and other wood processing or converting facilities described in Schedule B and any additions to, or substitutions for, such facilities and all other facilities, operations and interests at or from which Riverside produces or receives chips except

                  (a) any facility, operation or interest established or acquired by Riverside from time to time in respect of which a business is conducted that is distinct and separate, with regard to such matters as location, supply and production, from the business conducted from time to time at those Riverside Facilities that exist immediately before such establishment or acquisition, including the total absence of any commingling of logs or wood by-products from such business with those of the Riverside Facilities that exist immediately before such establishment or acquisition, or

                  (b) a facility, operation or interest that is disposed of by Riverside other than under Section 15.1(a),

         and Riverside Facility means any one of the Riverside Facilities;

         Termination Date means the date on which this Agreement is terminated pursuant to Part 13;

         Timber Tenures means the timber tenures described in Schedule A and any supplements to, or substitutions for, such tenures, and all other timber tenures, timber harvest and log supply rights acquired by Riverside from time to time, except any timber tenure or timber harvest or log supply right acquired by Riverside from time to time that is distinct and separate, with regard to such matters as location and the processing of the logs produced therefrom, from the Timber Tenures that exist immediately before such acquisition;

Three-Year Period means the period beginning on January 1, 1993 and ending December 31, 1995 and each succeeding three-year period thereafter beginning the day after, and ending on the third anniversary of, the date on which the immediately preceding Three-Year Period ends;

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION - CONFIDENTIAL SECTION HAS BEEN MARKED WITH A STAR (*)

         Total Excluded Volume Cap, for the initial Contract Year of this Agreement, means 80,160 B.D.U.'s of Chips, and thereafter will be adjusted and recalculated or determined from time to time pursuant to Schedule D;

         T.S.A. A.A.C. Adjustment Factor means the adjustment factor described in Section 5(b) of Schedule D;

         W/F Committed Volume, at any time, means the maximum annual volume of Chips that Riverside has available to offer for sale to either Fibreco or Weyerhaeuser at such time under those contracts existing at the date of this Agreement and any amendments, renewals or extensions thereof after complying with its obligations under this Agreement, which, as at the date of this Agreement, equals the sum of commitments of Riverside to sell

                  (a) * of Chips annually to Fibreco Export Inc.,

                  (b) * of Chips annually to Weyerhaeuser, and

                  (c) *of Chips annually to either Fibreco Export Inc. or Weyerhaeuser;

         * means *;

         * means *.

Interpretation

1.2 For all purposes of this Agreement, except as otherwise expressly provided or as the context otherwise requires,

         (a) this Agreement means this agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions of this Agreement together with all schedules and attachments to it;

         (b) the headings are for convenience only and are not intended as a guide to interpretation of this Agreement,

         (c) the word including, when following a general term or statement, is not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as permitting it to refer to all other items or matters that could reasonably fall within its broadest possible scope,

         (d) all references to currency mean Canadian currency,

         (e) a reference to a statute includes every regulation made pursuant thereto, all amendments to the statute or to any such regulation in force from time to time, and any statute or regulation that supplements or supersedes such statute or any such regulation,

         (f) a reference to a time or date is to the local time or date at Vancouver, British Columbia,

         (g) a reference to a Part means a Part of this Agreement and the symbol Section followed by a number or some combination of numbers and letters refers to the provision of this Agreement so designated and the symbol Section followed by a letter within a provision refers to a clause within such provision,

         (h) a word importing the masculine gender includes the feminine or neuter, a word importing the singular includes the plural and vice versa,

         (i) a reference to an entity includes any successor to that entity,

         (j) a reference to an approval, authorization or consent means written approval, authorization or consent,

         (k) the term arm's-length will have the meaning provided in the Income Tax Act (Canada) as at the date of this Agreement, and

         (1) if this Agreement is in effect for less than all of a Contract Year, the rights and obligations of the respective Parties will be modified in proportion to that proportion of the Contract Year that this Agreement is in effect.

Severability

1.3 Each provision of this Agreement is intended to be severable and accordingly

         (a) the unenforceability or invalidity of any particular provision under any applicable law will not affect the validity of any other provision, except that if, on the reasonable construction of this Agreement as a whole, the other provision is expressly stated, or is by reasonable implication intended by the parties, to be dependent on the validity and enforceability of the particular provision, the other provision will be deemed also to be invalid or unenforceable,

         (b) if any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will be construed and enforced as if all invalid or unenforceable provisions and all provisions so deemed to be invalid or unenforceable were not contained herein, and

         (c) if, as a result of a determination by a court of competent jurisdiction that any part of this Agreement is unenforceable or invalid, and of any application of this Section 1.3, the basic intentions of the Parties, as evidenced by this Agreement, are entirely frustrated, the Parties will use all reasonable efforts to amend, supplement or otherwise vary this Agreement in order that it more closely conforms with their mutual intentions in entering into this Agreement.



                                     PART 2
                              CHIP SALES COMMITMENT

Chip Commitment

2.1 Riverside will sell to Crown and Crown will purchase and take, during each Contract Year, all Available Chips for such Contract Year up to the Maximum Annual Crown Commitment for such Contract Year.

Option to Purchase

2.2 Crown will have the option, in respect of each Contract Year, to purchase from Riverside any portion of the volume of the Available Chips for such Contract Year that is in excess of the Maximum Annual Crown Commitment for such Contract Year (the "Excess Chip Volume"), such option to be exercised by Crown delivering to Riverside a notice, not more than 20 Business Days after the day of receipt of any notice delivered by Riverside pursuant to Section
7.1 or Section 7.2, of Crown's intention to purchase a specified amount of the Excess Chip Volume during that Contract Year, which will constitute a binding commitment to do so.

Disposition of Excess

2.3 Subject to Riverside's obligations under Section 2.1 and Section 2.2, Riverside may dispose of, in any manner it sees fit, any portion of the Excess Chip Volume for a Contract Year which Crown does not commit to purchase under Section 2.2.

Cedar Chips

2.4 Unless Crown notifies Riverside otherwise, Crown will not be required to accept cedar Chips from Riverside under this Agreement. Crown will cooperate, without cost to Crown, to assist Riverside, to dispose of cedar logs to third parties and to supply any cedar Chips produced by Riverside to purchasers under existing Chip agreements other than Crown.

Disposition of Excess Cedar Chips

2.5 Riverside will use reasonable commercial efforts to dispose of cedar logs and cedar Chips in the manner described in Section 2.4 except that if Riverside is unable to dispose of all cedar Chips that it produces in any year, Riverside will promptly notify Crown of any volumes of cedar Chips, other than cedar Chips produced as a result of Riverside manufacturing cedar logs at any of its facilities, (the "Excess Cedar Chips") that Riverside would, except for this provision, dispose of and Riverside will, at the election of Crown, either .

         (a) dispose of the Excess Cedar Chips at Riverside's expense, or

         (b) deliver the Excess Cedar Chips to crown at a price equal to the greater of

             (i) the cost of loading the Excess Cedar Chips onto the appropriate form of transport (as designated by Crown) for delivery to Crown, and

             (ii) the lesser of

                  (A) the British Columbia coast market price for cedar Chips at such time, f.o.b. scow, less the cost of freight and handling to the scow, arid

                  (B) the British Columbia interior market price, as such price may exist from time to time, f.o.b.
                  sawmill, for cedar Chips at such time.

Deemed Delivery

2.6 For the purposes of determining whether Riverside has delivered to Crown all Available Chips in any Contract Year, a volume equal to the Excess Cedar Chip volume, if any, will be deemed to have been delivered to Crown whether Crown elects to have the Excess Cedar Chips disposed of under Section 2.5(a) or delivered under
Section 2.5(b), but the Excess Cedar Chip volume will not be considered in determining whether Riverside has met the minimum volume requirements described in Part 8.

Structural Change

2.7 Subject to Section 2.8, each Party (the "Initiating Party") may, by delivering a notice to the other Party (a "Structural Change Notice"), propose a reduction in the volume of Available Chips that Riverside is required to offer for sale to Crown at the Chip Price under this Agreement.

Conditions

2.8 A Structural Change Notice, other than the first Structural Change Notice delivered by a Party, may not be delivered earlier than the 10th anniversary of the date on which the Party last delivered a Structural Change Notice, and neither Party may deliver a Structural Change Notice unless

         (a) there has occurred in the wood by-products industry in the Okanagan Timber Supply Area, as such industry exists on the date of this Agreement, a significant structural change whereby new, long-term, significant markets (the "Alternate Markets") for residual wood by-products exist,

         (b) as a result of the existence of the Alternate Markets the average price paid in the Okanagan Timber Supply Area for any use of such residual wood by-products on an arm's length basis (the "Alternate Market Price") is materially different from the Chip Price at such time, and

         (c) there exists a non-market or artificial force, such as government intervention, that prevents or inhibits the Chip Price from reflecting the existence of the Alternate Markets on the basis of normal economics in which price is a function of supply and demand, it being acknowledged by the Parties for such purposes that the market for Chips and the Chip Price as of the date hereof reflect normal economics in which price is a function of supply and demand.

Dispute over Conditions

2.9 If the Party receiving a Structural Change Notice (the "Receiving Party") disputes that the conditions (the "Structural Change Conditions") described in Section 2.8 exist, the Receiving Party may refer the matter to arbitration hereunder. If the arbitration determines that the Structural Change Conditions do not exist, the Initiating Party will be deemed to have exercised its right under Section 2.7 and no change in the volume of Available Chips will occur as a result.

Alternate Market Volume

2.10 If the Structural Change Conditions are determined to exist, either Party may request an arbitration to identify the percentage (the "Alternate Market Percentage") that

         (a) the volume of Chips and other residual by-products of wood manufacturing that, as at the date of this Agreement, would normally be processed into Chips (collectively, the "Chip Material") sold by producers in the Designated Area to the Alternate Markets during the previous Contract Year is of

         (b) the total volume of Chip Material sold by producers in the Designated Areas during the previous Contract Year.

The arbitrator will then calculate the volume of Riverside Chips (the "Alternate Market Volume") that, assuming that Riverside is not constrained by Chip sale commitments, Riverside could reasonably be expected to sell to the Alternate Markets by multiplying

         (c) the Alternate Market Percentage,

by

         (d) the total volume of Riverside Chips for such Contract Year,

and reducing the result by the portion of such volume of Riverside Chips, if any, that would not reasonably have been anticipated as available for sale to, or purchase by, the Alternate Markets.

Available Chips Reduction

2.11 The volume of Available Chips for each Contract Year in which the Structural Change Conditions exist will be reduced by the lesser of

         (a) the volume, if any, by which

                  (i) the Alternate Market Volume,

         exceeds

                  (ii) the volume of Riverside Chips for such Contract Year other than Available Chips (without regard to the anticipated reduction), and

         (b) the volume, if any, by which

                  (i) the volume of Available Chips for such Contract Year,

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION - CONFIDENTIAL SECTION HAS BEEN MARKED WITH A STAR (*)

exceeds

                  (ii) 200 percent of the Minimum Annual Volume for such Contract Year,

except that no reduction of the volume of Available Chips will occur unless

         (c) Riverside has offered for sale to Crown under the First Rights Agreement

                  (i) the entire volume of Chips that comprises the W/F Committed Volume except

                  (ii) the lesser of

                       (A) that volume of Chips, if any, that Riverside reasonably requires, in a manner consistent with accepted industry practices, in order to dispose of cedar Chips produced by Riverside, other than cedar Chips that result from cedar log manufacturing carried on by Riverside as part of its long-term operations, and

                       (B) 20,000 B.D.U.'s, recalculated and adjusted in a manner consistent with Schedule D.

FIRST RIGHT OF REFUSAL

2.12 Crown will have a first right of refusal over the volume of Chips that is subject to any Available Chip reduction under Section 2.11 and the provisions of the Fibre Products Rights Agreement concerning the exercise of first rights of refusal will govern any first right of refusal hereunder, mutatis mutandis except that Riverside may not sell such volume of Chips to any business that is not part of the Alternate Markets described in
Section 2.8(b).

REVIEW

2.13 Any reduction in the volume of Available Chips arising under Section
2.11 will be subject to review at the same time as the * Price review described in Schedule F and if, as a result of such review, it is determined that the Structural Change Conditions no longer exist the volume of Available Chips will be increased to its previous volume.

                                     PART 3
                  CHIP MEASUREMENT, TESTING AND SPECIFICATIONS

OPTIMIZATION OF CHIP QUALITY

3.1 Riverside will use all reasonable efforts in the barking of logs and the manufacture and screening of Chips to ensure that the Chip Specifications are met. Riverside will maintain all barking, chipping and screening facilities at the Riverside Facilities in good operating condition at all times including replacement and repair of equipment as necessary in order to produce Chips conforming to the Chip Specifications and to maintain the chipper knives, faceplates, knife holders and anvils in such a condition as to produce cleanly cut Chips.

MEASUREMENT OF VOLUME

3.2 Crown will select Intest Independent Testing Ltd. or such other qualified independent testing firm that is used by major Chip purchasers in British Columbia to perform all measurements of volume of Chips delivered under this Agreement, whose determination will be final and binding on the Parties.

MEASUREMENT OF CHIP VOLUME

3.3 The volume of Chips supplied by Riverside to Crown will be measured in B.D.U.'s. Crown will determine the oven dry weight by standard moisture test sampling and will notify Riverside of all such measurements of Chips at the time that Crown pays for such Chips. Riverside may, at any reasonable time, inspect and test the procedures, practices, and records of Crown for determining oven dry weight. If Riverside discovers any material error in Crown's procedures or practices for determining oven dry weights, Crown will make such modifications as may be agreed upon between Crown and Riverside to conform with the standard moisture test sampling usually adhered to in the North American pulp industry. If any modifications are made, Crown will make an equitable adjustment with Riverside in respect of any previous Chip deliveries affected by such material change provided the retroactive effect of the adjustment will be limited to Chip deliveries made by Riverside to Crown during the payment period in respect of which the material error was discovered.

APPLICATION

3.4 The Chip Specifications and procedures for measuring and monitoring Chip specifications set forth in this Part 3 will apply to all Chips to which this Agreement applies.

CLASSIFICATION TESTS

3.5 Crown will conduct the necessary and appropriate classification tests according to procedures generally employed in the British Columbia pulp industry and in a manner consistent with present practices in order to determine whether such Chips conform to the Chip Specifications

VARIATION OF CHIP SPECIFICATIONS

3.6 If Crown wishes to vary any or all of the Chip Specifications from time to time after the date of this Agreement as required to meet its production requirements it will deliver to Riverside notice of such required variation whereupon

         (a) if the resulting specifications are not materially different from the various chip specifications at which substantial volumes of Chips are then sold in the Designated Area, Riverside will use commercially reasonable efforts, at Riverside's expense (operating and capital), to ensure that it produces Chips meeting the revised Chip Specifications within a reasonable time, and

         (b) in all other circumstances, any additional operating or capital expense related to meeting the revised Chip Specifications will be at Crown's expense.

Such variations may be made on a Riverside Facility by Riverside Facility basis if required by Crown.

INSPECTION OF TESTING

3.7 Riverside may, at any reasonable time, inspect and evaluate Crown's testing procedures and practices.

ERROR CORRECTION

3.8 If Riverside discovers any material error in Crown's testing procedures and practices, Crown will make such changes as are necessary in order that such procedures and practices conform to those generally employed in the British Columbia pulp industry.

REJECTION OF INDIVIDUAL LOADS

3.9 In recognition that an individual railcar or truck load of Chips that fails to-conform to the applicable Chip specifications or species mix requirements may cause handling, production or quality problems in the manufacture of pulp or paper, if any individual railcar or truck load of Chips that is sampled

         (a) fails to conform in a material way to the Chip Specifications or species mix requirements, and as a result

         (b) may likely cause unacceptable handling, production or quality problems in the manufacture of pulp or paper,

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION - CONFIDENTIAL SECTION HAS BEEN MARKED WITH A STAR (*)

Crown may reject such railcar or truck load and will immediately notify Riverside of the rejection. In any other case where Chips delivered under this Agreement fail to conform to the Chip Specifications or the species mix requirements from time to time, Crown may reject any subsequent railcars or truck loads of Chips that fail to conform only if they were loaded at a Riverside Facility after Crown has notified Riverside of such earlier failure and of Crown's intention to reject future deliveries of Chips which fail to conform.

COSTS OF DISPOSAL

3.10 All original transportation costs related to rejected Chips and all costs of disposal of rejected Chips will be for the account of Riverside.

NO WAIVER

3.11 Failure to reject a railcar or truck load that fails to meet the Chip Specifications will not constitute a waiver of Crown's right to reject future railcar or truck loads.

PROMPT INSPECTION

3.12 Crown will inspect and test Chips promptly upon arrival at Crown's Chip reloading facilities in order to determine whether to accept or reject such Chips.

THIRD PARTY DELIVERIES

3.13 Riverside acknowledges that Crown may, from time to time, direct Chips delivered to Crown hereunder to third parties as part of Crown's Chip sales and trading program and in such cases the procedures employed by such third party concerning measurement and testing of Chips will apply except that such third party procedures will be consistent with standard industry practices and will not be more onerous than similar procedures employed by Crown.

                                     PART 4
                           PRICE AND PAYMENT FOR CHIPS

CHIP PRICE

4.1 Except as otherwise expressly provided in this Agreement, the price payable by Crown for Chips purchased by Crown pursuant to this Agreement will be the Chip Price which, as at the date of this Agreement, the Parties agree will be deemed to equal the * until otherwise agreed or changed pursuant to Schedule F.

CHIP PRICE DISCOUNT

4.1 A The Chip Price payable for Chips delivered by Riverside to Crown under this Agreement in any month after June 30, 1993 will be reduced by an amount equal to the Chip Price Discount in respect of that month.

PAYMENT

4.2 Crown will pay to Riverside, not later than the 11th Business Day after each Chip Delivery Cut-off Time, the Chip Price for all Chips delivered to, and measured by, Crown before such Chip Delivery Cut-off Time except Chips that are rejected by Crown pursuant to Section 3.9.

PRODUCTION COSTS

4.3 Riverside will be responsible for all costs associated with the production, movement and delivery up to the time of transfer of title described in Section 6.1 of all Chips sold pursuant to this Agreement including the acquisition, debarking and sawing of logs and chipping, screening and loading of Chips but excluding demurrage and other transportation charges relating to Crown's obligations under Section 5.4.

                                     PART 5
                                DELIVERY OF CHIPS

LOADING FACILITIES

5.1 Riverside will, at all times, maintain in good condition and working order at each of the Riverside Facilities, and will cause to be maintained in good condition and working order at any other facility from which Riverside delivers chips to Crown under this Agreement, loading facilities suitable for loading railcars or trucks of the capacity delivered by Crown.

CURRENT MANUFACTURE

5.2 Riverside will use all commercially reasonable efforts to ensure that Chips to be sold hereunder are made available for loading as manufactured and will not include any Chips that have been stockpiled, except

         (a) Chips that are piled as a result of normal loading practices, or

         (b) as provided in Section 12.5(c).

RATE OF DELIVERY

5.3 So far as is reasonably practicable, Riverside will make Chips available for delivery to Crown, and Crown will accept and arrange for the removal of such Chips, on a regular and even basis throughout each Contract Year. Riverside may maintain or increase log inventories (which may impair the regularity of Chip deliveries) if there are valid business reasons, unrelated to

Riverside's Chip delivery commitments, for doing so, but such steps will not relieve Riverside of its obligations to deliver minimum volumes of Chips to Crown as provided for in Part 8.

TRANSPORTATION

5.4 Crown will be responsible for transporting Chips from the Riverside Facility at which the Chips were produced and will arrange to supply railcars and trucks on an even and regular basis for such purpose. Riverside will load Chips into railcars or trucks in any proportions that Crown requires from time to time as long as such loading does not require Riverside to incur operating or capital costs associated with such loading that are materially greater than the costs that have previously been associated with such loading at the Riverside Facility at which such loading occurs.

RIVERSIDE RESPONSIBILITIES

5.5      Riverside will

         (a) provide and maintain in good condition, and regulate in a non-discriminatory manner, the orderly use of, access routes on the Riverside Facilities so as to allow empty trucks to arrive, be loaded and depart expeditiously and in safety,

         (b) ensure that, in loading railcars or trucks for delivery to Crown, Chips produced from different species of wood are not mixed except, unless Crown notifies Riverside otherwise pursuant to Section 5.6, pine, spruce and balsam or a combination of any two of them may be mixed but no other species mixed with them whatsoever, and Riverside will use reasonable commercial efforts to segregate Douglas Fir
         Chips and minimize the mixing of other species with Douglas Fir, such species segregation to be carried out in a manner consistent with present practice at the Riverside Facility at which such loading occurs, and if any species are mixed as permitted hereby, Riverside will promptly notify Crown of the approximate percentages of each specie in any load before delivery to Crown,

         (c) cause each railcar delivered by Crown to be fully and properly loaded, in accordance with all applicable loading requirements and specifications, in such manner as will minimize voids and spaces and achieve maximum degree of compaction,

         (d) promptly notify Crown of the completion of loading of Chips into railcars including such particulars of estimated volumes and species as Crown may reasonably require, and

         (e) indemnify Crown against any claims, demands, actions or causes of action made against crown, including added transportation costs, demurrage and-freight charges, as a result of the spillage or loss of Chips caused by improper compaction or loading of Chips into railcars.

SPECIES SEGREGATION

5.6 Crown may notify Riverside that Crown requires a segregation of species (a "New Species Segregation") that is different than as described in Section 5.5(b) at any time that either

         (a) substantial volumes of Chips are being sold and purchased in the Designated Area in a manner consistent with the New Species Segregation, or

         (b) substantial volumes of Riverside Chips, other than Available Chips, are being sold and purchased from Riverside Facilities in a manner consistent with the New Species Segregation,

and upon receipt of such notice Riverside will use commercially reasonable efforts to deliver Chips to Crown in a manner consistent with the New Species Segregation.

CROWN MILLS

5.7 Riverside will use reasonable efforts to deliver to Crown under this Agreement Chips produced at, and made available from, the Crown Mills, except that this provision will not restrict Riverside from changing operations of the Crown Mills from time to time and if the volume of Chips produced at the Crown Mills and delivered to Crown during any Contract Year is insufficient to discharge Riverside's obligations hereunder, Riverside may deliver Chips produced at other Riverside Facilities and in that event Riverside will, at the request of Crown, take reasonable steps to minimize any economic disadvantage to Crown that arises as a result except that Riverside will not be required to incur any cost in respect thereof.

                                     PART 6
                                 TITLE AND RISK

TITLE

6.1 Riverside warrants to Crown that title to Chips sold and delivered hereunder by Riverside will pass from Riverside to Crown, free and clear of all Encumbrances and third party rights, at such time as such Chips loaded into railcars or trucks leave the Riverside Facility at which such loading occurred.

RISK OF LOSS

6.2 Subject to the indemnities provided in this Agreement, risk of loss will follow title.

                                     PART 7
                    PRODUCTION NOTICES AND ADJUSTMENT FACTORS

ANTICIPATED VOLUME

7.1 Not later than 20 Business Days before the beginning of each Contract Year, Riverside will provide to Crown a schedule (a "Production Notice") of

         (a) the anticipated production, including an estimate of species breakdown and monthly production, of Available Chips for the Contract Year, and

         (b) the anticipated volume of logs to be processed at the Riverside Facilities, disposed of, and acquired, during the Contract Year, by Riverside including sufficient particulars to permit Crown to determine the application of Part 9.

NOTICE OF FURTHER VOLUME

7.2      If at any time after a Production  Notice is given pursuant to
Section 7.1 in respect of a Contract Year,

         (a) Riverside anticipates that the volume of Available Chips that will be produced by Riverside during the balance of the Contract Year will vary by more than 10 percent from the volume stated in the immediately preceding Production Notice or Revision Notice for the balance of such Contract Year,

         (b) the volume of Available Chips actually delivered by Riverside to Crown during such Contract Year varies by more than 10 percent from the schedule of deliveries anticipated under the immediately preceding Production Notice or Revision Notice and, as a result, Crown, acting reasonably, requests a Revision Notice in respect of the balance of such Contract Year, or

         (c) at the request of Crown, not to be made more frequently than once during a Fiscal Quarter, and only with respect to logs disposed of, or acquired, by Riverside,

Riverside will forthwith deliver a notice (a "Revision Notice") to Crown in the form of a revised quarterly schedule of Chip production, or log dispositions and acquisitions, as the case may be, for the balance of such Contract Year.

REVIEW DATES

7.3 The Parties will review and, if appropriate, adjust the Chip Recovery Rate or the Processed Log Volume, or both

         (a) as of the earlier of

             (i) the date of any acquisition by Riverside of a New Business, and

             (ii) January 1, 1996,

and, thereafter,

         (b) as of the earlier of

             (i) the date of any acquisition by Riverside of a New Business, and

             (ii) the third anniversary of the date of the immediately previous Review Date, or

         (c) as of such earlier date that either Party determines, acting bona fide, that, due to unanticipated circumstances, a significant and material change has occurred in the Chip Recovery Factor or the Processed Log Volume, or both,

         (the     "Review Date")

on the following basis:

         (d) Riverside will deliver to Crown as soon as is practicable before any Review Date or, in the case of a Review Date described in Section (c), after such Review Date, Riverside's calculations of the Chip Recovery Factor and the Processed Log Volume as at such Review Date together with all information relevant to such calculations and will promptly provide Crown with any additional information concerning such calculations that Crown reasonably requests,

         (e) the Chip Recovery Rate, as at any Review Date, will be equal to the average of actual annual Chip recovery rates at the Riverside Facilities (including any New Business), during the shorter of

              (i)  the period since the immediately preceding Review Date, and

              (ii) the period that this Agreement has been in effect, normalized by eliminating the effect of any extraordinary, non-recurring events and adjusted for reasonably anticipated technological changes that may vary the Chip recovery rate, in order to reflect a fair and reasonable estimate of long-term annual Chip recovery at the Riverside Facilities,

(f) the Processed Log Volume, as at any Review Date, will be equal to the average of the actual annual volume of logs processed at the Riverside Facilities and, if applicable, any New Business, during the shorter of

                  (i) the period since the immediately preceding Review Date, and

                  (ii) the period that this Agreement has been in effect,

normalized by eliminating the effect of any extraordinary, non-recurring events in order to reflect a fair and reasonable estimate of long-term annual log processing at the Riverside Facilities,

(g) if Crown does not agree with either or both of Riverside's calculations, the Parties will use all reasonable efforts, acting bona fide and good faith, to reach agreement on any disputed calculation, but if the Parties are unable to reach agreement within 20 Business Days after the date on which Riverside delivers its calculations to Crown either Party may refer the matter in dispute to arbitration, and

(h) the Chip Recovery Factor and the Processed Log Volume, as agreed to by the parties or as determined by arbitration, will apply to this Agreement from the Review Date from which such agreement or determination arose until the next Review Date.

T.S.A. A.A.C.

7.4 The T.S.A. A.A.C. Adjustment Factor will be recalculated as of the effective date of any changes to the allowable annual cut for the Okanagan Timber Supply Area, notwithstanding the date of the publication of such changes.

OKANAGAN TIMBER SUPPLY AREA

7.5 If the Okanagan Timber Supply Area is no longer designated pursuant to the Forest Act (British Columbia) or the area so designated at any time is significantly and materially different from the area so designated at the date of this Agreement, the Parties will use reasonable efforts to mutually identify an alternate area that, if designated as the Okanagan Timber Supply Area, would more accurately reflect the original intentions of the Parties as represented by the selection of the Okanagan Timber Supply Area. If the Parties are unable to mutually identify such an area, the matter may be referred to arbitration and the area so identified by mutual agreement or arbitration will thereafter be deemed to be the Okanagan Timber Supply Area.

                                     PART 8
                               VOLUME COMMITMENTS

MINIMUM ANNUAL VOLUME

8.1 Notwithstanding any other provision of this Agreement, the total volume of Riverside Chips sold by Riverside and purchased by Crown under this Agreement during a Contract Year will not be less than the Minimum Annual Volume for such Contract Year.

ANNUAL VOLUME SHORTFALL

8.2 At the end of each Fiscal Quarter of a Contract Year in respect of which a Production Notice or a Revision Notice indicates that the volume of Chips that Riverside will deliver to Crown under this Agreement in such Contract Year will be less than the Minimum Annual Volume for such Contract Year, or at the end of any other Fiscal Quarter in which

         (a) Riverside fails to meet its production estimates for Chips provided in the applicable Production Notice or Revision Notice, as the case may be (the "Notice"), and

         (b) on the basis of Riverside meeting its estimates of production for the remainder of the Contract Year as set out in the Notice, Riverside will deliver to Crown less than the Minimum Annual Volume for such Contract Year,

Riverside will, within 20 Business Days after the end of such Fiscal Quarter deliver to Crown either

         (c) a notice (a "Shortfall Notice") confirming that Riverside reasonably anticipates that Riverside will deliver to Crown less than such Minimum Annual Volume for such Contract Year and confirming the extent of the anticipated volume shortfall (the "Volume Shortfall") for such Contract Year and including, at Riverside's option, a statement as to how Riverside proposes to make up such Volume Shortfall, including any source from which, and price at which, Chips meeting the conditions described in Section 8.4(b) are available for outright purchase by Crown, or

         (d) a notice (a "Make-Up Notice") confirming that Riverside reasonably anticipates that a Volume Shortfall will not arise in respect of such Contract Year and if Riverside fails to deliver either a Shortfall Notice or a Make-Up Notice to Crown within the time period provided for, Riverside will be deemed to have delivered a Shortfall Notice and the extent of the Volume Shortfall will be determined by applying the estimates described in Section 8.2(b).

SHORTFALL NOTICE

8.3 If Riverside delivers, or is deemed to deliver, to Crown a Shortfall Notice, Crown may, at any time before the end of the first Fiscal Quarter after the Contract Year in which the Shortfall Notice is given, deliver a notice (a "Remedy Notice") to Riverside confirming that Crown requires a remedy to make up for the Volume Shortfall and including an invoice or other reasonable evidence of the cost to Crown f.o.b. the Original Pulp Mills of a volume of Chips equal to the Volume Shortfall actually purchased by Crown in an arm's-length bona fide sale at any time during the 10 Business Days immediately preceding the date on which the Remedy Notice is delivered in excess of the cost of such volume calculated at the Chip Price and f.o.b. the original Pulp Mills at such time (the "Excess Cost").

IMMEDIATE REMEDY

8.4 If the Remedy Notice is delivered to Riverside within 10 Business Days after the day on which Crown receives the Shortfall Notice, Riverside will, within five Business Days after the date on which Riverside receives the Remedy Notice, pay to Crown

         (a) an amount equal to such Excess Cost, or

         (b) if, within two Business Days after such Remedy Notice is given, Riverside delivers to Crown reasonable evidence of a lower cost source of Chips of similar volume, species and quality and which

             (i) are available to Crown for outright purchase, including the production of Chips by Riverside, or

             (ii) were purchased at any time during the 10 Business Days immediately preceding the date on which the Remedy Notice is delivered on an arm's length bona fide, spot market basis,

         an amount equal to the Excess Cost calculated on the basis of such lower cost,

and when such payment is made, Riverside will be credited, for the purposes of Section 8.1 as having delivered to Crown, during the Fiscal Quarter in respect of which the Volume Shortfall arose, a volume of Chips equal to the Volume Shortfall.

FAILURE TO DELIVER NOTICE

8.5 If Riverside delivers, or is deemed to deliver, to Crown a Shortfall Notice in respect of a Fiscal Quarter, and Crown delivers a Remedy Notice containing the particulars specified in Section 8.3 to Riverside after the time period described in Section 8.4, Riverside will, within five Business Days after the date on which Riverside receives the Remedy Notice pay to Crown an amount equal to the lower of

         (a) the Excess Cost calculated on the basis of the spot market price of Chips at the time of delivery of the Shortfall Notice which will not be greater than the price, if any, stated in the Shortfall Notice as described in Section 8.2 (c) ,

         (b) the Excess Cost calculated on the basis of the cost of Chips set out in the Remedy Notice, and

         (c) if, within two Business Days after such Remedy Notice is given, Riverside delivers to Crown reasonable evidence of a lower cost source of Chips of similar volume, species and quality and which

             (i) are available to Crown for outright purchase, including the production of Chips by Riverside, or

             (ii) were purchased at any time during the 10 Business Days immediately preceding the date on which the Remedy Notice is delivered on an arm's length bona fide, spot market basis,

an amount equal to the Excess Cost calculated on the basis of such lower cost, and when such payment is made, Riverside will be credited, for the purposes of Section 8.1 as having delivered to Crown, during the Fiscal Quarter in respect of which the Volume Shortfall arose, a volume of Chips equal to the Volume Shortfall.

MAKE-UP NOTICE

8.6 If Riverside delivers to Crown a Make-Up Notice, Crown may confirm, by notice (a "Pricing Notice") delivered to Riverside at any time before the end. of the first Fiscal Quarter after the Contract Year in which the Make-Up Notice is delivered, that Crown intends to establish, as of the date of the Pricing Notice, the prices that will be applicable in respect of any Volume Shortfall that may arise in respect of such Contract Year, and any Excess Cost payable by Riverside in respect of such Contract Year will be determined by reference to prevailing prices of Chips on the date of delivery of the Pricing Notice.

NO SHORTFALL

8.7 If, at the end of a Contract Year, the Volume Shortfall in respect of which the Make-Up Notice was given does not arise, this Part 8 will impose no additional obligation on Riverside.

MINIMUM FIVE-YEAR VOLUME

8.8 Subject to Section 8.9, but notwithstanding any other provision of this Agreement, the total volume of Riverside chips sold by Riverside and purchased by Crown under this Agreement during a Five-Year Period will not be less than the Minimum Five Year Volume for such Five-Year Period.

VOLUME LIMITATIONS

8.9 For the purposes of Section 8.8, during each Contract Year of a Five-Year Period Riverside will be deemed to have sold, and Crown will be deemed to have purchased, under this Agreement a volume of Riverside Chips equal to the lesser of

         (a) the result obtained when

             (i) 150 percent of the Adjusted S.I.W.P. A.A.C. for such Contract Year is multiplied by

             (ii) the Chip Recovery Rate for such Contract Year, and

         (b) the greater of

             (i)  the Minimum Annual Volume for such Contract Year, and

             (ii) the actual volume of Available Chips delivered during such Contract Year.

FIVE-YEAR SHORTFALL

8.10 If, at any time during a Five-Year Period, a Volume Shortfall would arise, calculated on the assumptions that

         (a) during each remaining Contract Year of the Five-Year Period Riverside will be deemed to have sold, and crown will be deemed to have purchased, under this Agreement the volume described in Section
         8.9(a), and

         (b) no change in the Adjusted S.I.W.P. A.A.C. or the Chip Recovery Rate during the remainder of the Five-Year Period,

Crown may, at any time before the end of the first Fiscal Quarter after the fourth Contract Year of any Five-Year Period, deliver a notice containing the particulars specified in Section 8.3 for a Remedy Notice (a "Five-Year Remedy Notice") to Riverside in respect of all or any part of such

Volume Shortfall and Riverside will, within five Business Days after the date on which Riverside receives the Five-Year Remedy Notice, pay to Crown

         (c) an amount equal to the Excess Cost of the Volume Shortfall, or

         (d) if, within two Business Days after such Five-Year Remedy Notice is given, Riverside delivers to Crown reasonable evidence of a lower cost source of Chips of similar volume, species and quality and which

             (i) are available to Crown for outright purchase, including the production of Chips by Riverside, or

             (ii) were purchased at any time during the 10 Business Days immediately preceding the date on which the Remedy Notice is delivered on an arm's length bona fide, spot market basis,

         an amount equal to the Excess Cost calculated on the basis of such lower cost,

and when such payment is made, Riverside will be credited, for the purposes of Section 8.8, as having delivered to Crown, during the Five-Year Period, the volume of Chips in respect of which the Five-Year Remedy Notice was given.

FINAL FIVE-YEAR ADJUSTMENT

8.11 If, at the end of a Five-Year Period, after taking into account any volumes credited under Section 8.10,

         (a) a Volume Shortfall exists, Riverside will, before the end of the first Fiscal Quarter after the Five-Year Period, pay to Crown an amount equal to the Excess Cost of such Volume Shortfall calculated in a manner-consistent with Section 8.10, or

         (b) any amounts-paid by Riverside to Crown under Section 8.10 were, except for Section 8.10, in excess of what Riverside would have been required to pay to Crown, Crown will, before the end of the first Fiscal Quarter after the Five-Year Period, pay to Riverside an amount equal to such excess.

DEFICIENCY ELIMINATED

8.12 Any Volume Shortfall will be deemed to be eliminated in respect of each Contract Year and each Five-Year Period if Riverside fully and effectively discharges its obligations under this Part 8, and Riverside will thereupon be deemed, for the purposes of this Part 8, to have sold to Crown

         (a) in respect of a Contract Year, the Minimum Annual Volume, and

         (b) in respect of a Five-Year Period, the Minimum Five Year Volume.

                                     PART 9
                                NET SALES OF LOGS

NET SALES OF LOGS

9.1 In any Contract Year that Riverside delivers a Production Notice or Revision Notice (a "Notice"), that indicates that

         (a) the total volume of logs that Riverside will dispose of during such Contract Year in connection with the Existing Business (the "Disposed Volume"),

will exceed

         (b) the total volume of logs that Riverside will acquire during such Contract Year in connection with the Existing Business (the "Acquired Volume"),

Riverside will, during such Contract Year, either

         (c) from time to time make offers to sell to Crown and, upon acceptance, complete a sale, to Crown, at a fair market price, a volume of logs not less than the volume by which the Disposed Volume exceeds the Acquired Volume (the "Excess Volume") each such offer to be open for acceptance for not less than 15 Business Days, or

         (d) from time to time make offers to sell to Crown and, upon acceptance, complete a sale of, in addition to any other volume of Chips that it is required to offer to Crown hereunder, a volume of Chips that is not less than the result obtained when

             (i)  the Excess Volume

         is multiplied by

             (ii) the Chip Recovery Rate for such Contract Year or,

         if Crown agrees, a volume of pulpwood that is not less than the Excess Volume each such offer to be open for acceptance for not less than 5 Business Days in the case of Chips and not less than 10 Business Days in the case of logs or pulpwood.

YEAR END DEFICIENCY

9.2 If, in any Contract Year, the Notices delivered during the Contract Year did not indicate that an Excess Volume of logs would be disposed of in that Contract Year and an Excess Volume of logs was disposed of in such Contract Year, Riverside will, not later than the end of the first Fiscal Quarter after the end of such Contract Year comply with Section 9.1(c) or (d).

DEEMED DISPOSITION

9.3 Riverside will use all reasonable efforts to retain ownership of all Chips produced from each log produced from the Timber Tenures that is custom cut on behalf of Riverside at a facility that is not a Riverside Facility and to offer such Chips to Crown as Available Chips pursuant to Section 2.1, but if an equivalent volume of Chips produced from such custom cutting is not offered for sale to Crown, the log will be deemed to have been disposed of in connection with the Existing Business for the purposes of Section 9.1.

DEEMED ACQUISITION

9.4 If a log produced from a tenure or other harvesting right held by Riverside (other than a Timber Tenure) is either

         (a) consumed in a Riverside Facility, or

         (b) consumed in a facility that is not a Riverside Facility and an equivalent volume of the Chips produced therefrom are sold or offered for sale to Crown,

the log will be deemed to have been acquired in connection with the Existing Business for the purposes of Section 9.1.

NO PURCHASED CHIPS

9.5 Riverside may offer to Crown under Section 9.1(d) or Section 9.2 Chips that are

         (a) produced from logs owned by Riverside, or

         (b) acquired by Riverside in connection with any custom cutting performed at facilities that are not Riverside Facilities,

but in no  circumstances will Riverside offer to sell to Crown under
Section 9.1(d), Section 9.2 or otherwise under this Agreement, any Chips that are purchased by Riverside in any other manner.

                                     PART 10
                                    COVENANTS

COVENANTS OF CROWN

10.1     Crown will

         (a) cause its directors, officers, employees, agents and contractors, while on the premises of Riverside, to comply with all rules and regulations of Riverside of general application and, subject to
         Section 16.1, indemnify and hold harmless Riverside and its directors, officers, employees, agents and contractors from and against any loss, damage, liability, claim or action incurred or sustained, to the extent attributable to a breach of such rules and regulations or to any negligent or wilful act of Crown or any of its directors, officers, employees, agents or contractors,

         (b) comply with all applicable laws, regulations, rules and governmental restrictions and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies applicable to the performance of its obligations hereunder, and

         (c) ensure that all trucks that are used to deliver Chips purchased by Crown under this Agreement are covered by comprehensive general liability insurance to cover loss or damage to persons, property and Chips arising from actions related to Crown's duties to arrange for the delivery of Chips under this Agreement with limits of coverage to be not less than the $2,000,000 (reviewed every five years and adjusted for inflation and other reasonable factors) inclusive of bodily injuries or property damage for each occurrence.

COVENANTS OF RIVERSIDE

10.2     Riverside will

         (a) while any director, officer, employee, agent or contractor of Crown is on the premises of Riverside, cause the employees, agents and contractors of Riverside and its subsidiaries to comply with all rules and regulations of Riverside applicable to them and, subject to
         Section 16.1, indemnify and hold harmless Crown and its directors, officers, employees, agents and contractors from and against any loss, damage, liability claim or action incurred or sustained to the extent attributable to a breach of such rules and regulations or to any negligent or wilful act of Riverside or any of its directors, officers, employees, agents or contractors,

         (b) comply with all applicable laws, regulations, rules and governmental restrictions and maintain in good standing all licenses, permits and approvals from any and all governments, governmental commissions, boards or agencies applicable to the performance of its obligations hereunder, and

         (c) during the term of this Agreement, maintain comprehensive general liability insurance to include its liabilities hereunder for loss or damage to persons, property and Chips for which it is responsible with limits of coverage to be not less than $2,000,000 (reviewed every five years and adjusted for inflation and all other reasonable factors) inclusive of bodily injuries or property damage for each occurrence, and will provide Crown reasonable evidence of such insurance from time to time upon Crown's reasonable request.

                                     PART 11
                                   CERTIFICATE

CERTIFICATE OF OFFICER

11.1 Crown may, after the end of a Contract Year, request a certificate of the Chief Financial Officer of Riverside or, if the Chief Financial Officer is not available, a senior officer of Riverside acceptable to Crown, acting reasonably, verifying as to whether Riverside has complied with its obligations under this Agreement including confirmation of

         (a) the allowable annual cut relating to the Existing Business,

         (b) the volumes of logs acquired and disposed of by Riverside during the Contract Year in connection with the Existing Business,

         (c) the volume of logs processed during the Contract Year in connection with the Existing Business,

         (d) the volume of Riverside chips produced during the Contract Year,

         (e) the volumes of Riverside Chips sold to Crown and to third parties,

         (f) particulars of any acquisitions that are included as Riverside Facilities,

and Riverside will, not later than the 40th Business Day after the date of receipt of such request, provide such certificate in a form satisfactory to Crown, acting reasonably.

                                     PART 12
                          FORCE MAJEURE AND CURTAILMENT

AFFECTING CROWN

12.1 If, at any time while this Agreement is in force, the operation of the pulp production facilities or Chip unloading facilities at any Pulp Mill is shut down or curtailed, or Crown is prevented from arranging delivery of Chips, due to weather conditions, fire, strike or other labour disruptions, lockout, sabotage, shipwreck, riot, war, flood, extraordinary breakdown, explosion, laws or regulations, Court order, act of any government body or agency, act of God, blockade, civil commotion or disobedience (lawful or unlawful), as a result of excessive inventories or for any reason whether similar or dissimilar to the foregoing which Crown considers sufficient to justify curtailing or shutting down such operations, then Crown may, without liability, discontinue or curtail the purchase and acceptance of deliveries from Riverside for the period of such shutdown or curtailment.

MARKET CONDITIONS

12.2 If, at any time while this Agreement is in force, market conditions in respect of the sale of pulp or paper are such that the operation of the pulp production facilities or chip unloading facilities at any Pulp Mill is shut down or curtailed, Crown, without liability, may discontinue or curtail the purchase and acceptance of deliveries from Riverside for the period of such shutdown or curtailment.

PROPORTIONATE CURTAILMENT

12.3 If Crown curtails its purchases pursuant to Section 12.1 or
Section 12.2, it will do so on a proportionate basis, so that the volume of Chips purchased by Crown from Riverside under this Agreement in any month during such curtailment will be not less than a volume equal to the result obtained when

         (a) the actual volume of Chips (of the same species mix and quality as are delivered by Riverside pursuant to this Agreement) that are delivered to the Pulp Mills in such month is divided by

         (b) the total volume of such Chips that Crown, acting reasonably and in good faith, estimates would have been delivered to the Pulp Mills in such month if no curtailment had occurred,

multiplied by

         (c) the average monthly volume of such Chips purchased by Crown from Riverside under this Agreement during each of the six months preceding the period of curtailment, excluding any previous period of curtailment, and during such period of curtailment Crown will assist and co-operate with Riverside to minimize the detrimental effects of such curtailment on the Riverside Facilities except, that Crown will not be required to incur any cost in respect thereof.

NO CUMULATIVE OBLIGATION

12.4 Where, as a result of a shutdown or curtailment pursuant to Section 12.1 or Section 12.2, Crown reduces or discontinues its purchases, Crown will not be obliged, upon resuming its purchases, to purchase any additional volumes to make up for such discontinuance or curtailment of purchases.

ALTERNATIVE DISPOSITION

12.5 If, as provided in Section 12.1 or Section 12.2, Crown discontinues or curtails the purchase of Chips produced by Riverside, Riverside may dispose of such Chips during or after such discontinuance or curtailment as it sees fit except that

         (a) Riverside will, before entering into any agreement to dispose of such Chips, notify Crown of its intention to do so, and Riverside will not dispose of such Chips if Crown notifies Riverside, within 5 Business Days after the date of receipt of such notice, that Crown will purchase such Chips upon production on condition, at Crown's option, that they are stored at a Riverside Facility until the end of the discontinuance or curtailment, except that if Chip inventories at any Riverside Facility at which such Chips are stored during such discontinuance or curtailment impair Riverside's operations, Riverside may, notwithstanding any commitment made by Crown under this Section (a), dispose of and deliver to a third party such volume of chips as is necessary to relieve such impairment (and promptly refund to Crown any amounts paid by Crown for such Chips), unless Crown agrees to accept delivery of such volume in a timely manner,

         (b) subject to Section 12.11, Riverside will not enter into any agreement concerning the disposition of Chips that would conflict with Crown's right to resume the purchase of Chips under this Agreement, and

         (c) Crown may, after the end of such discontinuance or curtailment, purchase any Chips that have not been disposed of and which are stockpiled, by delivering not less than 10 Business Days' notice to Riverside of the quantity of such stockpiled Chips that it wishes to purchase under this Agreement stipulating a rate of delivery of Chips that will not interfere with the efficiency of the Riverside Facilities at which such Chips are located and confirming that Crown will take the risk of any impairment of the quality of the Chips resulting from the stipulated rate of delivery.

CREDIT TO VOLUME COMMITMENTS (CROWN CURTAILMENT)

12.6 For the purposes of calculating volumes of Chips sold by Riverside to Crown hereunder and, in particular, for the purpose of determining compliance with the volume commitments made herein, Crown will be deemed to have purchased any volume of Chips that is the subject of any notice delivered under Section 12.5(a) but not purchased by Crown under Section 12.5(a) or
(c), up to the Maximum Annual Crown Commitment for such Contract Year.

AFFECTING RIVERSIDE

12.7 If, at any time while this Agreement is in force, Riverside shuts down or curtails the operation of any or all of the Riverside Facilities due to weather conditions, fire, strike or other labour disruptions, lockout, sabotage, shipwreck, riot, war, flood, extraordinary breakdown, explosion, laws or regulations, Court order, act of any government body or agency, act of God, blockade, civil commotion or disobedience (lawful or unlawful) or as a result of Crown reducing or discontinuing its purchases of Chips under this Agreement, or for any reason whether similar or dissimilar to the foregoing and which Riverside considers sufficient to justify curtailing or shutting down its operation, then Riverside may, without liability, discontinue or curtail the production and delivery, of Chips to Crown as long as Crown continues to receive the Available Chips pursuant to Section 2.1.

CREDIT TO VOLUME COMMITMENTS (RIVERSIDE CURTAILMENT)

12.8 For the purpose of calculating volumes of Chips sold by Riverside to Crown hereunder and, in particular, for the purpose of determining compliance with the volume commitments made herein, Riverside will be deemed to have sold to Crown hereunder

         (a) during any period of discontinuance or curtailment under
         Section 12.7, a volume of Chips calculated on the basis of the average monthly rate of actual delivery during the six months immediately preceding the discontinuance or curtailment, normalized by eliminating the effect of any extraordinary non-recurring events, and

         (b) such volumes of Chips that Riverside offers to sell to Crown under
         Section 12.12 during the period from the end of the curtailment or discontinuance until the end of the period estimated by Riverside in the applicable Estimate Notice, but under no circumstances will Riverside be entitled to receive any volume credit if the discontinuance or curtailment arises from circumstances or events that result in a substantially similar adjustment of such volume commitments as a result of a change in the T.S.A. A.A.C. Adjustment Factor for that Contract Year. If the Parties are unable to agree on any matter under this Section 12.8, the matter may be referred by either Party for determination by arbitration under this Agreement.

ADVANCE WARNING

12.9 Crown and Riverside will give to each other as much advance notice as is reasonably possible of scheduled shutdowns or curtailments and prompt notice of unexpected shutdowns or curtailments affecting the delivery or acceptance of Chips hereunder, stating the nature, date of commencement anticipated, duration and estimated effect of the event. The inadvertent failure to give notice under this Section 12.9 will not preclude any Party from receiving any relief or credit provided for in this Part 12.

REASONABLE ESTIMATE

12.10 A Party exercising a right of curtailment or discontinuance under this
Part 12 will, within 5 Business Days after the date of receipt of a request from the other Party to do so, deliver to the other Party a notice setting out a reasonable, good faith estimate of the length of the period of such curtailment or discontinuance (an "Estimate Notice") and a Party that fails to deliver an Estimate Notice as required will be deemed to have delivered an Estimate Notice containing a reasonable estimate of 20 Business Days from the last day on which the Estimate Notice could have been given. A Party receiving an Estimate Notice may, from time to time, reasonably request that the other Party provide a revised Estimate Notice.

CROWN ESTIMATE NOTICE

12.11 If Riverside enters into an agreement pursuant to Section 12.5(b) that has a term that is not longer than the period estimated in the Estimate Notice, or revised Estimate Notice, in effect at the date of such agreement delivered by Crown, such term will be deemed not to conflict with Crown's right to resume the purchase of Chips under this Agreement regardless of whether the curtailment or discontinuance ends before the end of such period.

RIVERSIDE ESTIMATE NOTICE

12.12 If a curtailment of discontinuance invoked by Riverside ends before the end of the period estimated by Riverside in an Estimate Notice, Crown may, but will not be required to, accept delivery of Chips in excess of the volume of Chips that was delivered during the curtailment or discontinuance until after the period estimated by Riverside and Riverside may dispose of any Chips that Crown does not purchase hereunder in any manner it sees fit.

                                     PART 13
                                 CONTRACT PERIOD

TERM

13.1 This Agreement will continue in force until terminated under this Part 13.

TERMINATION UPON DEFAULT

13.2 At any time while an Event of Default exists with respect to a Party, the other Party may, in addition to any other rights that it may have under this Agreement or otherwise, give to that Party a notice specifying as the Termination Date a date not earlier than the date on which such notice is given.

TERMINATION BY CROWN

13.3 Crown may terminate this Agreement by delivering notice of such termination to Riverside specifying a Termination Date that is not less than 24 months after the date of delivery of the notice.

TERMINATION BY RIVERSIDE

13.4 Riverside may terminate this Agreement by delivering notice of such termination to Crown at any time that Crown cease to use substantially all of the Chips that Crown purchases under this Agreement either directly or indirectly in Crown's Chip supply, sales, and trading program to supply the Pulp Mills with pulp fibre.

                                     PART 14
                                     DEFAULT

EVENT OF DEFAULT

14.1 An Event of Default will exist with respect to a Party if such Party has committed .a material default in the performance of its obligations hereunder (for the purposes of this Section 14.1, the failure by a Party to make two successive payments required under this Agreement, other than a failure arising from a bona fide dispute over the requirement to make such payment, will be deemed to be a material default), notice has been given to such Party by the other Party specifying the default and declaring of the intention of the other Party to exercise its right under Section 13.2 if the default is not duly remedied, and such default remains unremedied, and

         (a) in respect of a failure to make two successive payments required under this Agreement, more than 5 Business Days have elapsed since the date that the notice is delivered to such Party,

         (b) in any other case, more than 15 Business Days have elapsed since the expiration of such period following the giving of such notice during which such Party might by the exercise of reasonable diligence have remedied the default, or

         (c) in the case of a default that could not, by the exercise of reasonable diligence, be remedied within the period described in Section (b), the earlier of

                  (i) the day on which the Party fails or refuses to act diligently to remedy the default, and

                  (ii) the day on which it becomes evident to the other Party, acting reasonably, that such default will not be remedied in a reasonably timely manner regardless of the actions taken by such Party.

                                     PART 15
                            DISPOSITIONS BY RIVERSIDE

DISPOSITIONS BY RIVERSIDE

15.1 Riverside will not sell, transfer or otherwise dispose of a material part of the Riverside Facilities or Timber Tenures to a Person (an "Assignee") except

         (a) to an Assignee that has agreed, as a condition of such purchase, to be bound by the terms of this Agreement to the extent of the Assignee's interest in the Riverside Facilities and the Timber Tenures (such extent to be that proportion of the entire Chip volume obligations established by this Agreement that any allowable annual cut or equivalent of any portion of the Timber Tenures transferred to the Assignee bars to the total allowable annual cut or equivalent of the Timber Tenures and to a covenant in substantially the same form as this
         Part 15, such agreement to be evidenced by the Assignee's entering into such formal agreements as Crown may reasonably require and which will give effect to an assignment by Riverside to the Assignee of an interest in this Agreement to the extent required by such assignment, or

         (b) by way of granting an Encumbrance in compliance with Section 15.3, and Riverside will not otherwise assign any part of its interest in this Agreement except by way of an assignment of proceeds payable to Riverside under this Agreement or in accordance with Section 15.3.

MATERIAL PART

15.2 For the purposes of this Part 15, "a material part of the Riverside Facilities or Timber Tenures" means any portion of the Riverside Facilities or Timber Tenures the disposition of which would materially affect Riverside's ability to fulfil the terms of this Agreement, and, for the purposes of determining the application of Section 15.1 to a disposition of any part of the Riverside Facilities or Timber Tenures,

         (a) a series of transactions that could reasonably be viewed as related will be considered as a single disposition, and

         (b) any exchange of assets in which any part of the Riverside Facilities or Timber Tenures are disposed of but are replaced concurrently with other assets that become part of the Riverside Facilities or the Timber Tenures will not constitute a disposition of a material part of the Riverside Facilities or Timber Tenures if, as a result of such exchange, Riverside's ability to fulfil the terms of this Agreement is not materially affected.

Riverside may, at its option, notify Crown of any transaction Riverside proposes to enter into that involves the acquisition or disposition of any tenure, right to harvest timber, or facility that is or could be used in connection with Riverside's logging operations or wood processing business and any notice given by Riverside to Crown under this Section 15.2 may include a request that Crown advise Riverside of Crown's position regarding the application of Part 15 to the proposed transaction including whether or not an asset is a material part of the Riverside Facilities or Timber Tenures and whether or not any draft agreement proposed by Riverside under Section 15.1(a) meets Crown's reasonable requirements. Crown agrees to respond promptly (and in any event not more than 15 Business Days after receipt of such notice) to any such request made by Riverside and failure of Crown to respond during such period will be deemed to be confirmation that Crown does not consider this Part 15 to apply to such transaction.

LENDER STATUS

15.3 Any Encumbrance granted over a material part of the Riverside Facilities or Timber Tenures or this Agreement, or Encumbrances which in the aggregate constitute an Encumbrance over a material part of the Riverside Facilities or Timber Tenures or this Agreement, will be subject to the condition that the Person obtaining the Encumbrance, or Encumbrances, enters into an agreement with Crown in a form satisfactory to it, acting reasonably, that is effective to ensure that, to the extent permitted by law, any sale or other disposition of any of the Riverside Facilities or Timber Tenures arising out of the enforcement of the Encumbrance will be made only in accordance with this Part 15 and, to the extent permitted by law, pending any such disposition, any receiver, receiver-manager or other Person appointed under the Encumbrance and thereby entitled to possession of any such Riverside Facilities or Timber Tenures will be bound by the terms of this Agreement.

BREACH

15.4 A breach by Riverside of Section 15.1 could result in irreparable harm to Crown for which Crown could not adequately be compensated by monetary award and, accordingly, Riverside agrees that in the event of any such breach, in addition to all other remedies available to Crown at law or in equity, Crown will be entitled as a matter of right to apply to a Court of competent jurisdiction for such relief by way of restraining order, injunction, decree or otherwise, as may be appropriate, to ensure compliance with Section 15.1.

RELEASE OF RIVERSIDE

15.5 Any assignment made under Section 15.1 will not release Riverside from any of its obligations under this Agreement unless Crown expressly consents in advance to an assignment to the Assignee by way of novation, which consent may be withheld unless Crown is satisfied, in its absolute discretion, of the Assignee's ability to fulfil the terms of this Agreement on a long-term basis and, in such case, the release of Riverside will extend only to that portion of this Agreement assigned to the Assignee by way of novation, except that if Crown is not so satisfied at the time of such assignment, Riverside may, at any time after the first anniversary of such assignment and not more frequently than on each anniversary date thereafter, request that Crown provide such a release to Riverside and Crown will not refuse to provide such a release to Riverside if it is satisfied, acting reasonably, of the Assignee's ability to fulfil the terms of this Agreement on a long-term basis.

                                     PART 16
                               GENERAL PROVISIONS

CONSEQUENTIAL DAMAGES

16.1 Any liability of either Party to the other for breach of this Agreement or for negligence of its directors, officers, employees, agents and contractors will not extend to or include liability for loss of profits or contribution, loss of use of property or other consequential damages.

MAINTENANCE OF RECORDS

16.2     Each Party will maintain detailed records of

         (a) all measurements and tests made by it by reference to which, pursuant to this Agreement, the performance of an obligation by either Party is measured or the extent of an obligation that either Party is to perform is calculated, and

         (b) all costs incurred by it for which it is, pursuant to this Agreement, entitled to be reimbursed in whole or in part by the other Party,

and will make such records available to the other Party for inspection at all reasonable times.

ENTIRE AGREEMENT

16.3 This Agreement constitutes the entire agreement between the parties and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

NO OTHER REPRESENTATIONS

16.4 No director, officer, employee or agent of either party has any authority to make any representation, warranty or covenant not contained in this Agreement, and each party agrees that it has executed this Agreement without reliance upon any such representation or promise.

WAIVER AND CONSENT

16.5 No consent or waiver, express or implied, by either party to or of any breach or default by the other of any or all of its obligations under this Agreement will

         (a) be valid unless it is in writing and stated to be a consent or waiver pursuant to this section,

         (b) be relied on as a consent to or waiver of any other breach or default of the same or any other obligation,

         (c) constitute a general waiver under this Agreement, or

         (d) eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

AMENDMENTS

16.6 This Agreement may not be amended except by written document signed by all parties to this Agreement.

GOVERNING LAW

16.7 This Agreement is and will be deemed to have been made in British Columbia, for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia, and the rights and remedies of the parties will be determined in accordance with those laws.

ARBITRATION

16.8 Except in the case of a Major Breach, any dispute between the Parties arising under this Agreement will be submitted for determination by an arbitrator agreed to by the Parties, and if no agreement is reached within two Business Days after either Party institutes such process by notice to the other Party, the arbitrator will be appointed pursuant to the laws governing commercial arbitrations in British Columbia and the decision of the arbitrator, including any decision as to costs, will be final and binding on the Parties, but will not be a precedent in any subsequent arbitration under this Agreement.

Except as expressly provided herein, all arbitrations will be conducted according to the laws governing commercial arbitrations in British Columbia.

TIMELY DECISION

16.9 Any dispute referred to arbitration will be dealt with on an expeditious basis with both Parties using all commercially reasonable efforts to obtain and implement a timely decision of the arbitrator who will have the authority to award treble costs of the arbitration proceedings against any Party which does not, in the judgment of the arbitrator, act in accordance with this
Section 16.9.

PERIOD OF EXCLUSIVITY

16.10 Either Party may

         (a) at any time after a dispute referred to arbitration hereunder has been outstanding for 20 Business Days, calculated from the date of delivery of the initial notice of dispute in respect thereof, commence proceedings in the Supreme Court of British Columbia to have the dispute determined therein, whereupon all arbitration proceedings will terminate except that no such proceedings may be commenced unless such Party has determined, acting reasonably and in good faith, that such Court proceedings are reasonably likely to resolve the matter in dispute in a manner that is more timely or less costly, or both, than would be the case if the arbitration proceeding continued, or

         (b) during any arbitration hereunder apply to a court of competent jurisdiction for any remedy that is beyond the jurisdiction of the arbitrator to grant and which a Party reasonably requires in order to maintain its rights under this Agreement.

BINDING EFFECT

16.11 This Agreement will enure to the benefit of and be binding upon the respective legal representatives, successors and permitted assigns of the parties.

TIME OF ESSENCE

16.12 Time is of the essence in the performance of each obligation under this Agreement.

FURTHER ASSURANCES

16.13 Each party will, at its own expense and without expense to the other, execute and deliver such further agreements and other documents and do such further acts and things as the other reasonably requests to evidence, carry out and give full force and effect to the intent of this Agreement.

NOTICE

16.14 Every notice, request, demand or direction (each, for the purposes of this Section 16.14, a "notice") to be given pursuant to this Agreement by any party to another will be in writing and will be delivered or sent by telex, telegram, telecopier, cable, or other similar form of written communication, in each case, addressed as applicable as follows:

         If to Crown at:

                  9th Floor - 700 West Georgia Street
                  Vancouver, British Columbia
                  V7Y IJ7

                  Telecopier: (604) 654-4132
                  Attention: Secretary

         With a copy to:

                  Lang Michener
                  2500 - 595 Burrard Street
                  Vancouver, British Columbia
                  V7X ILI

                  Telecopier: (604) 685-7084
                  Attention: L.S. Hughes

         If to Riverside at:

                  Highway 6, R.R.12
                  Lumby, British Columbia
                  VOE 2G0

                  Telecopier: (604) 547-6100
                  Attention: President

         With a copy to:

                  Bull, Housser & Tupper
                  3000 - 1055 West Georgia Street
                  Vancouver, British Columbia
                  V6E 3R3

                  Telecopier: (604) 687-6575
                  Attention: Hamish Cameron

         or to such other address as is specified by the particular party by notice to the other.

DEEMED RECEIPT

16.15 Any notice delivered or sent in accordance with Section 16.14 will be deemed to have been given and received:

         (a) if delivered, on the next Business Day after the day of delivery;
         and

         (b) if sent by telex, telegram, telecopier or other similar form of written communication, on the first Business Day after the day of transmittal.

ASSIGNMENT BY CROWN

16.16    Crown may assign all or any portion of its interest in this Agreement

         (a) as a result of the granting by Crown of a security interest over all or substantially all of its assets, including this Agreement, or

         (b) to a purchaser of any material interest in a Pulp Mill if the purchaser enters into an agreement with Riverside confirming that the purchaser is bound by this Agreement (with such changes as may be required to contemplate the addition or substitution of the purchaser as a party) to the extent of such assignment and upon any assignment under this Section 16.16(b) Crown will be released from the obligations assigned.

Crown may not otherwise assign its interest in this Agreement without the prior consent of Riverside.

CONFIDENTIALITY

16.17 Neither Party will disclose any terms or conditions of this Agreement to any Person who is not a director, officer, employee or bona fide authorized representative of the Party without the prior written consent of the other Party except

         (a) if such Party determines, acting reasonably, that disclosure is required by law or during the course of its business, and

         (b) if such disclosure is not required by law it is made under terms that restrict further disclosure to the extent necessary to protect the interests of the other Party.

AGENCY

16.18 Riverside acknowledges that, until Crown notifies Riverside otherwise, Crown will be represented by its agent, Fletcher Challenge Canada Limited ("FCCL") and any actions purported to be taken under this Agreement by FCCL will be taken for, and on behalf of, Crown.

IN WITNESS WHEREOF the Parties have executed this Agreement the day and year first above written.


                                        CROWN FOREST INDUSTRIES LIMITED


                                        Per: /s/ D. Whitehead
                                             ----------------------------

                                        Per: /s/ K. Winrow
                                             ----------------------------


                                        RIVERSIDE FOREST PRODUCTS LIMITED


                                        Per: /s/ G.W. Steel
                                             ----------------------------

                                        Per:
                                             ----------------------------

                                   SCHEDULE A

                                 TIMBER TENURES

PART 1 (Existing)

FOREST LICENCES

1. Forest Licence No. A18673 - Original dated November 15, 1982 and Replacement dated November 22, 1988

2. Forest Licence No. A20191 - Original dated November 15, 1982 and Replacement dated November 15, 1988

PART 2 (SIWP)

1.       Tree Farm Licence

                  No. 49

2.       Timber Licences

                  To 816 (Lumby)
                  To 451 (Pingston)
                  To 467 (Vanstone)

3.       Forest Licences

                  FL A18667
                  FL A18697
                  FL A18689

4.       Timber sale Licence

                  A20170

5.       Other Harvest Rights

                                   SCHEDULE B

                              RIVERSIDE FACILITIES

PART 1   (Existing)

1. Riverside's sawmill located at Highway 6, R.R. #2, Lumby, British Columbia, VOE 2G0.

PART 2   (SIWP)

1. Sawmill and plywood mill located at Armstrong, British Columbia bounded on the north by Thomas Hayes Road, on the east and south by Otter Lake Cross Road and on the west by Highway 17.

2.       Sawmill and plywood mill located at Kelowna, British Columbia.

                                   SCHEDULE C

                               CHIP SPECIFICATIONS

All Chips delivered by Riverside to Crown under this Agreement will meet the following specifications:

1. Chips will be produced from sound, bright, bark-free wastewood such as logs, log-trim, sawmill wastewood or green veneer;

2. Chips will be clean, screened, of approximately uniform length and thickness, clean-cut, and free from objectionable material of any kind that may adversely affect either the pulp quality or the pulping process and equipment, including, rocks, sand, silt, coal, coal dust, hog fuel, rot or bark in excess of the amount permitted, plastic or related materials, creosote or other treated wood, burned material, soot, char, dried veneer or glue, or tramp metal, any toxic or hazardous chemical including PCB's (polychlorobiphenyls), PCP's (pentachlorophenols) or any material linked to the formation of any dioxin or furan compound, or any material that is likely to pose a health or safety risk; and

3. Chips will be cut to a nominal length of 12.7 mm to 31.75 mm, in order to meet the following standards:

         (a) not more than 5% true oversize consisting of Chips exceeding 45 mm in length or an unfractured thickness of 10 mm in thickness or both ("true overs");

         (b) a minimum of 87% of Chips retained on a 7 mm round hole screen (not including true overs);

         (c) a maximum of 7% Chips, pin chips, fines and sawdust passing through a 7 mm round hole screen and retained on a 3 mm round hole screen;

         (d) a maximum of 0.5% Chips, pin chips, fines and sawdust passing through a 3 mm round hole screen;

         (e) a maximum of 1.0% bark; and

         (f) a maximum of 0.5% rot.

Samples taken from any one truck load or railcar of Chips will meet the foregoing standards.

                                   SCHEDULE C

                               CHIP SPECIFICATIONS

All Chips delivered by Riverside to Crown under this Agreement will meet the following specifications:

1. Chips will be produced from sound, bright, bark-free wastewood such as logs, log-trim, sawmill wastewood or green veneer;

2. Chips will be clean, screened, of approximately uniform length and thickness, clean-cut, and free from objectionable material of any kind that may adversely affect either the pulp quality or the pulping process and equipment, including, rocks, sand, silt, coal, coal dust, hog fuel, rot or bark in excess of the amount permitted, plastic or related materials, creosote or other treated wood, burned material, soot, char, dried veneer or glue, or tramp metal, any toxic or hazardous chemical including PCB's (polychlorobiphenyls), PCP's (pentachlorophenols) or any material linked to the formation of any dioxin or furan compound, or any material that is likely to pose a health or safety risk; and

3. Chips will be cut to a nominal length of 12.7 mm to 31.75 mm, in order to meet the following standards:

         (a) not more than 3% true oversize consisting of Chips exceeding 45 mm in length or an unfractured thickness of 10 mm in thickness or both ("true overs");

(b) a minimum of 89% of Chips retained on a 7 mm round hole screen (not including true overs);

         (c) a maximum of 7% Chips, pin chips, fines and sawdust passing through a 7 mm round hole screen and retained on a 3 mm round hole screen;

         (d) a maximum of 0.5% Chips, pin chips, fines and sawdust passing through a 3 mm round hole screen;

         (e) a maximum of 0.5% bark; and

         (f) a maximum of 0.25% rot.

Samples taken from any one truck load or railcar of Chips will meet the foregoing standards.

                                   SCHEDULE D

             TOTAL EXCLUDED VOLUME CAP ADJUSTMENTS AND RECALCULATION

INITIAL

1.       The initial Total Excluded Volume Cap is 80,160 B.D.U.'s

ADJUSTMENT

2.       The Total Excluded Volume Cap will be subject to adjustment (see
         Section 5) from time to time as changes occur in the Chip Recovery Factor, the Processed Log Volume and the Okanagan Timber Supply Area allowable annual cut.

RECALCULATION

3. The Total Excluded Volume Cap will be recalculated each time that Riverside acquires any interest in a New Business. Each time that Riverside acquires a New Business, a calculation will be made to determine the anticipated annual volume of Chip production from the New Business (the "N.B. Chip Volume"). The N.B. Chip Volume will be established in a manner consistent with the calculation of the Chip Recovery Rate under Section 7.3(e).

         The N.B. Chip Volume is then added to the current Total Excluded Volume Cap as adjusted from time to time, (before recalculation to take into account the New Business), with the result becoming the Total Excluded Volume Cap, recalculated for the addition of the New Business.

ADJUSTMENT FACTORS

4. The adjustment factors (see Section 5) initially use assumptions for Chip Recovery Factor and current Processed Log Volume based on the 1992 assumptions agreed to by the parties. The initial T.S.A. A.A.C. is also the volume published for 1992. These assumptions will be recalculated as at the date of any recalculation of the Total Excluded Volume Cap and the revised adjustment factors will apply until the next recalculation of the Total Excluded Volume Cap.

ADJUSTMENT FORMULA

5. The Total Excluded Volume Cap (initial and as recalculated after each New Business acquisition) will be adjusted by multiplying the Total Excluded Volume Cap before any adjustments by each of the following three adjustment factors:

         (a)      THE CHIP RECOVERY RATE ADJUSTMENT FACTOR

                  The lesser of

                  (i)      CRR DIVIDED BY BCRR

                  and

                  (ii)     one;

         (b)      THE T.S.A. A.A.C. ADJUSTMENT FACTOR

                  The lesser of

                  (i)      CTSA AAC DIVIDED BY BTSA AAC

                  and

                  (ii)     one; and

         (c)      THE PROCESSED LOG VOLUME ADJUSTMENT FACTOR

                  The lesser of

                  (i)      CPLV DIVIDED BY (BPLV X T.S.A. A.A.C. Adjustment
                  Factor)

                  and

                  (ii)      one.

Where

CRR means the Chip Recovery Rate as at the time of calculation.

BCRR, before any acquisition by Riverside of a New Business, means .145 and, after any acquisition by Riverside of a New Business, means the CRR immediately after such acquisition.

CPLV means the Processed Log Volume as at the time of calculation.

BPLV, before any acquisition by Riverside of a New Business, means 1,796,000 m(3) and, after any acquisition by Riverside of a New Business, means the CPLV immediately after such acquisition, taking into account the estimated annual volume of logs processed by the New Business (calculated pursuant to Section 7.3(f)).

CTSA AAC,, for a Contract Year, means the volume of timber designated as the allowable annual cut for such Contract Year for the Okanagan Timber Supply Area as determined from time to time by the Chief Forester of British Columbia.

BTSA AAC, before any acquisition by Riverside of a New Business, means 2,615,000 m(3) and, after any acquisition by Riverside of a New Business, means the CTSA AAC for the Contract Year in which such acquisition occurs.

Whenever any factor changes, the unadjusted Total Excluded Volume cap will be readjusted by applying the three factors.

DISPUTE

6. Any dispute between the Parties concerning any matter to be determined or calculated pursuant to this Schedule D may be referred by either Party to arbitration under this Agreement.

EXAMPLES

7.       (a)      INITIAL (1992)

                                                             PRE
                                                         ACQUISITION        NEW BUSINESS
                                                          BUSINESS           (S.I.W.P.)          TOTAL

                   AAC (or equivalent)                     337,000             927,200
                   Purchased Logs                          217,000             314,800
                   Total                                   554,000            1,242,000        1,796,000
                   Chip Recovery Rate                       .145                .1584
                   Chip Volume                             80,160*             196,700          276,860
                   Percentage                              28.95%              71.05%
                       *initial Total Excluded Volume Cap

(b)      1997

           Assume:

         -        T.S.A. A.A.C. decrease of 10%

         - Processed Log Volume decrease of 10% (A.A.C.-related) and additional decrease of 100,000 m(3)

         -        Chip Recovery Rate of Pre-acquisition Business is .152

                                                              PRE-            NEW BUSINESS         TOTAL
                                                           ACQUISITION
                                                            BUSINESS

                   AAC/purchases                           1,516,400(1)         1,000,000        2,516,400
                   Chip Recovery Rate                         .152                .155
                   Total Chips                               230,493             155,000          385,493

                   Total Excluded
                   Volume Cap
                            (Pre-acquisition)                67,678(3)

                            (Post-acquisition)                                   222,678(4)

Post-acquisition:

BCRR = .1532 (385,493 DIVIDED BY 2,516,400)
BTSA AAC = 2,353,500 (2,615,000 X .9)
BPLV = 2,516,400



1.       1,796,000 X .9 (T.S.A. A.A.C. Adjustment Factor)
         = 1,616,400 (- 100,000) = 1,516,400

2. of which 71.05$ or 163,765 are Available Chips and 28.95% or 66,728 are Excluded Chips

3.       80,160 X Chip Recovery Rate Adjustment Factor (1)
         X T.S.A. A.A.C. Adjustment Factor (.9)
         X Processed Log Volume Adjustment Factor
         (1,516,400 t 1,616,400 = .9381)
         = 67,678

4.       67,678 + 155,000

                                   SCHEDULE E

                     EXCLUDED CHIP PERCENTAGE RECALCULATION

INITIAL



1.       The initial Excluded Chip Percentage is 28.95 percent.

NEW BUSINESS

2. Each time that Riverside acquires any interest in a New Business, a calculation will be made to determine the anticipated annual volume of Chip production from the New Business (the "N.B. Chip Volume") in the manner described in Section 3 of Schedule D.

EXISTING BUSINESS

3. At the same time, a similar calculation will be made for the Existing Business of Riverside, that is, the business immediately before the addition of the New Business, to determine the anticipated annual volume of Chip production from that Existing Business (the "E.B. Chip Volume"). This calculation will also be made in a manner consistent with Section 3 of Schedule D.

ADJUSTMENT

4. The N.B. Chip Volume is then added to a volume equal to the Excluded Chip Percentage (before recalculation to take into account the New Business) of the E.B. Chip Volume. The percentage that this volume is of the sum of the N.B. Chip Volume and the E.B. Chip Volume is the recalculated Excluded Chip Percentage which will apply until the next New Business is acquired.

SAMPLE CALCULATION

5.       A sample calculation:

Assume

         N.B. Chip Volume                   =                   250
         E.B. Chip Volume                   =                   250
         Total                                                  500

          Excluded Chip Percentage
         (before New Business)                                  28.95%


         Calculation
         (28.95% OF 250) + 250              =                   322.4                 =          64.5%
         ---------------------                                  -----
                  500                                           500

         Excluded Chip Percentage
         (after New Business)                                   64.5%

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION - CONFIDENTIAL SECTION HAS BEEN MARKED WITH A STAR (*)

                                   SCHEDULE F

                                 * PRICE REVIEW

INITIAL * PRICE

1. For administrative ease and greater certainty, the Parties have agreed that the * will be used as the initial reference * price (the "* Price") for the Chip Price on the basis that they believe that the * is reasonably likely to represent the Chip Price for at least the * Contract Years of the Agreement.

REVIEW REQUEST

2. Either Party may request a review of the * as the appropriate * Price by delivering a notice (the "* Review Notice") to the other Party confirming such request.

         In the case of the *, a * Review Notice may be delivered at any time. In the case of any other * Price, a * Review Notice may not be delivered until after June of the final Contract Year of each * Period for the purpose of varying or replacing the * Price for the following * Period.

         Upon delivery and receipt of a * Review Notice, the Parties will promptly meet and will use reasonable efforts to reach agreement to either maintain the current * Price, to vary it or to replace it with a different * Price.

         If the Parties are unable to reach such agreement within 20 Business Days after the date of delivery of the * Review Notice, or such earlier date on which either Party, acting in good faith, determines that no such agreement will be made by the Parties, either Party may refer the issue to arbitration by delivering a notice (an "Arbitration Notice") to the other.

ARBITRATION RULES

3. In addition to the other provisions governing arbitrations contained in this Agreement, the following rules will apply to any arbitrations conducted in connection with a review of the * Price:

         (a) the initial issue to be determined by the arbitrator will be whether the current * Price is reasonably likely to approximate the Chip Price over the next * Period or, in the case of a * Price * in respect of which a review is initiated at any time before July of the final Contract Year of the * Period, over the remainder of the current * Period,

CONFIDENTIAL TREATMENT REQUESTED PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION - CONFIDENTIAL SECTION HAS BEEN MARKED WITH A STAR (*)

                                      - 2 -

         (b) if it is determined that the current * Price is reasonably likely to approximate the Chip Price over such period, the arbitration will terminate (except with respect to any award of costs) and the current * Price will continue in force until varied or replaced hereunder,

         (c) if it is determined that the current * Price is not reasonably likely to approximate the Chip Price over such period, the Parties will be notified accordingly, and each Party will, within 10 Business Days after the date of receipt of such notice submit to the arbitrator a proposal which, in the opinion of that Party, will be reasonably ascertainable by, or readily available to, each of the Parties and is reasonably likely to approximate the Chip Price over the applicable period,

         (d) a proposal submitted under Section (c) may be based on Chip purchases for *, may be the Chip Price itself, or may be any other formula or reference guide which is deemed appropriate by the Party submitting it, and

         (e) the arbitrator will be required to select the proposal of a Party submitted under Section (c) which the arbitrator considers will be reasonably ascertainable by, or readily available to, each of the Parties, is most reasonably likely to approximate the Chip Price over the applicable period and is most consistent with the original intentions of the Parties as evidenced by the selection of the * as the initial * Price and the proposal selected will apply for the next * Period or the remainder of the existing * Period, as the case may be.

                                   SCHEDULE G

                                CHIP PRICE REVIEW

REVIEW REQUEST

1. If at any time the Chip Price is not ascertainable or ceases to exist with respect to substantial volumes of Chips, either Party may request a review of the Chip Price by delivering a notice (the "Price Review Notice") to the other Party confirming such request.

         Upon delivery and receipt of a Price Review Notice, the Parties will promptly meet and will use reasonable efforts to reach agreement either to maintain the Chip Price (including identifying appropriate procedures for ascertaining such price from time to time), to vary it or to replace it with a different Chip Price.

         If the Parties are unable to reach such agreement within 20 Business Days after the date of delivery of the Price Review Notice, or such earlier date on which either Party, acting in good faith, determines that no such agreement will be made by the Parties, either Party may refer the issue to arbitration by delivering a notice (an "Arbitration Notice") to the other.

ARBITRATION RULES

2. In addition to the other provisions governing arbitrations contained in this Agreement, the following rules will apply to any arbitrations conducted in connection with a review of the Chip Price:

         (a) the initial question to be answered by the arbitrator will be whether the Chip Price is no longer ascertainable or has ceased to exist with respect to substantial volumes of Chips,

         (b) if the initial question (Section (a)) is answered in the negative, the arbitration will terminate (except with respect to any award of costs) and the Chip Price will continue in force until varied or replaced hereunder,

         (c) if the initial question is answered in the affirmative, the Parties will be notified accordingly, and each Party will, within 10 Business Days after the date of receipt of such notice submit to the arbitrator a proposal which, in the opinion of that Party, is an appropriate variation or replacement of the Chip Price that will be reasonably ascertainable by each of the Parties and is reasonably consistent with the original intentions of the Parties as evidenced by the initial selection of the Chip Price, and

         (d) the arbitrator will be required to select the proposal of a Party submitted under Section (c) which the arbitrator considers will be reasonably ascertainable by each of the Parties, and is most consistent with the original intentions of the Parties as evidence by the initial selection of the Chip Price, and the proposal selected will apply until it is no longer ascertainable or ceases to exist to an extent that is relevant to its application under this Agreement, whereupon this Schedule G will apply.